As filed with the Securities and Exchange Commission on March 12, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRIUS XM RADIO INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1700207
(State or other jurisdiction of	(I.R.S. Employer or
incorporation or organization)	Identification No.)
1221 Avenue of the Americas
36th Floor
New York, New York 10020
(212) 584-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Patrick L. Donnelly, Esq.
Executive Vice President, General Counsel & Secretary
Sirius XM Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gary L. Sellers, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum
Title of Each Class of	Amount to be	Price per	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Unit(1)(2)	Offering Price(1)	Registration Fee
Securities to be offered by the Registrant:
Debt Securities(4)
Preferred Stock, par value $0.001 per share
Common Stock, par value $0.001 per share
Depositary Shares(5)
Stock Purchase Contracts
Warrants(6)
Units(7)
Total	$1,000,000,000		$1,000,000,000	$39,300
Securities to be offered by the Selling Stockholders:
Common Stock, par value $0.001 per share	37,358,064	$0.14(8)	$5,230,129	$206(3)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class (the “Securities”) is being registered for sale from time to time by the Registrant at indeterminate prices with an aggregate initial offering price not to exceed $1,000,000,000 or the equivalent thereof in one or more other currencies. 37,358,064 shares of common stock par value $0.001 per share of the Registrant are being registered for resale by the stockholders named therein.

(2)	Includes such indeterminate amounts of Securities as may be issued upon exercise, conversion or exchange of, or pursuant to anti-dilution adjustments with respect to, any Securities that provide for that issuance or adjustment. Also includes such indeterminate amount as may be issued in units. Separate consideration may or may not be received for any of these Securities.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $172 have already been paid with respect to $4,379,233 aggregate initial offering price of common stock that was previously registered by the selling stockholders pursuant to Registration Statement No. 333-156495, which was initially filed on December 30, 2008 and are being offset against the registration fee due for this offering by the selling stockholders named herein.

(4)	May be issued at an original issue discount.

(5)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(6)	The warrants covered by this registration statement may be debt warrants, preferred stock warrants or common stock warrants.

(7)	Each unit will consist of one or more warrants, debt securities, stock purchase contracts, shares of common or preferred stock, depositary shares or any combination of such securities.

(8)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purposes of calculating the registration fee for the shares offered hereunder by the selling stockholders named herein, based on the average of the high and low prices of Sirius XM Radio Inc. common stock as reported on the NASDAQ Global Select Market on March 6, 2009.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated March 12, 2009
PROSPECTUS
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Units
We from time to time may offer:
•	secured or unsecured debt securities in one or more series;

•	shares of preferred stock in one or more series, either separately or represented by depositary shares;

•	shares of common stock;

•	depositary shares;

•	warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities;

•	stock purchase contracts, and

•	units, comprised of two or more of any of the securities referred above, in any combination;
together or separately, in amounts, at prices and on terms that we will determine at the time of the offering.
We may offer and sell the securities directly to you, through agents, underwriters or dealers. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, dealers or underwriters involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement.
This prospectus describes some of the general terms that may apply to these securities. This prospectus also describes specific information regarding the offering of up to 37,358,064 shares of our common stock, par value $0.001 per share (the “Shares”), for sale from time to time by the Selling Stockholders named herein. The Selling Stockholders, or any of their successors in interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the Selling Stockholders’ sale of any such Shares, but we have agreed to pay certain registration expenses relating to such Shares. For further information, see “Selling Stockholders” beginning on page 40 of this prospectus and “Plan of Distribution” beginning on page 42 of this prospectus.
The specific terms of any other securities to be offered, and any other information relating to any other specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus or in one or more documents incorporated by reference in this prospectus.
You should read this prospectus and the accompanying prospectus supplement carefully before you purchase any of our securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.”
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus and in the documents that we incorporate by reference.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is     , 2009.

 i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings and the selling stockholders may sell up to 37,358,064 shares of our common stock. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our securities.
     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
     Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
     You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We and the selling stockholders have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

     In this prospectus, unless otherwise indicated,
•	“Sirius,” “we,” “us,” “our” and similar terms refer to Sirius XM Radio Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires;

•	“XM Holdings” and “Holdings” refer to XM Satellite Radio Holdings Inc., our direct subsidiary;

•	“XM Inc.” or “XM” refers to XM Satellite Radio Inc., the direct subsidiary of XM Holdings; and

•	the “Selling Stockholders” refers to those stockholders listed in the table on page 40.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
     The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made or incorporated by reference in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference, and particularly the risk factors described under “Risk Factors” in this prospectus.
     Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:
•	the substantial indebtedness of SIRIUS, XM Holdings and XM, and the need to refinance substantial portions of the Sirius, XM Holdings and XM debt in the near term, which, in the current economic environment, may not be available on favorable terms, or at all;

•	the possibility that the benefits of the July 2008 merger with XM Holdings may not be fully realized or may take longer to realize; and the risks associated with the undertakings made to the FCC and the effects of those undertakings on the business of XM and Sirius in the future;

•	the useful life of our satellites, which have experienced component failures including, with respect to a number of satellites, failures on their solar arrays, and, in certain cases, are not insured;

•	our dependence upon automakers, many of which have experienced a dramatic drop in sales and are in financial distress, and other third parties, such as manufacturers and distributors of satellite radios, retailers and programming providers; and

•	the competitive position of Sirius and XM versus other forms of audio and video entertainment including terrestrial radio, HD radio, internet radio, mobile phones, iPods and other MP3 devices, and emerging next-generation networks and technologies.
     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SIRIUS XM RADIO INC.
     We broadcast in the United States our music, sports, news, talk, entertainment, traffic and weather channels for a subscription fee through our proprietary satellite radio systems — the SIRIUS system and the XM system. On July 28, 2008, our wholly owned subsidiary, Vernon Merger Corporation, merged (the “Merger”) with and into XM Satellite Radio Holdings Inc. and, as a result, XM Satellite Radio Holdings Inc. is now our wholly owned subsidiary. The SIRIUS system consists of three in-orbit satellites, approximately 120 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. The XM system consists of four in-orbit satellites, over 700 terrestrial repeaters that receive and retransmit signals, satellite uplink facilities and studios. Subscribers can also receive certain of our music and other channels over the Internet.
     Our satellite radios are primarily distributed through automakers (“OEMs”); at more than 19,000 retail locations; and through our websites. We have agreements with every major automaker to offer SIRIUS or XM satellite radios as factory or dealer-installed equipment in their vehicles. SIRIUS and XM radios are also offered to customers of rental car companies, including Hertz and Avis.
     As of December 31, 2008, we had 19,003,856 subscribers. Our subscriber totals include subscribers under our regular pricing plans; discounted pricing plans; subscribers that have prepaid, including payments either made or due from automakers for prepaid subscriptions included in the sale or lease price of a new vehicle; active SIRIUS radios under our agreement with Hertz; active XM radios under our agreement with Avis; subscribers to SIRIUS Internet Radio and XM Internet Radio, our Internet services; and subscribers to our weather, traffic and certain subscribers to our video data services.
     Our primary source of revenue is subscription fees, with most of our customers subscribing on an annual, semi-annual, quarterly or monthly basis. We offer discounts for prepaid and long-term subscriptions as well as discounts for multiple subscriptions on each platform. In 2009, we increased the discounted price for additional subscriptions from $6.99 per month to $8.99 per month. We also derive revenue from activation fees, the sale of advertising on select non-music channels, the direct sale of satellite radios and accessories, and other ancillary services, such as our Backseat TV, data and weather services.
     In certain cases, automakers include a subscription to our radio services in the sale or lease price of vehicles. The length of these prepaid subscriptions varies but is typically three to twelve months. In many cases, we receive subscription payments from automakers in advance of the activation of our service. We also reimburse various automakers for certain costs associated with satellite radios installed in their vehicles.
     We have an interest in the satellite radio services offered in Canada. SIRIUS Canada, a Canadian corporation that we jointly own with Canadian Broadcasting Corporation and Slaight Communications Inc., offers a satellite radio service in Canada. SIRIUS Canada offers 120 channels of commercial-free music and news, sports, talk and entertainment programming, including 11 channels offering Canadian content. XM Canada, a Canadian corporation in which we have an ownership interest, also offers satellite radio service in Canada. XM Canada offers 130 channels of music and news, sports, talk and entertainment programming. Subscribers to the SIRIUS Canada service and the XM Canada service are not included in our subscriber count.
Recent Developments
     The Shares being offered for sale under this prospectus were originally issued to the Selling Stockholders on February 13, 2009 in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. Pursuant to a note purchase agreement among us, our direct and indirect wholly owned subsidiaries XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC and XM Investment LLC, and the Selling Stockholders, XM Satellite Radio Holdings Inc. issued to the Selling Stockholders $172,485,000 in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of XM Satellite Holdings Inc.’s outstanding 10% Convertible Notes due 2009 (the “old notes”). The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC and are secured by a lien on certain real and personal property held by those entities. In addition, we paid the Selling Stockholders a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each Selling

Stockholder’s election. We agreed pursuant to the note purchase agreement to file this prospectus to register the Shares for resale.
     Pursuant to agreements entered into on February 17, 2009 and March 6, 2009, Liberty Media Corporation and its affiliate, Liberty Radio, LLC, have invested an aggregate of $350 million in the form of loans, are committed to invest an additional $180 million in loans, and have received a significant equity interest in us.
     In addition to the information contained in our Current Reports on Form 8-K incorporated by reference into this prospectus, as described in “Incorporation by Reference,” you should carefully review the risks we outline under “Risk Factors.”
Corporate Information
     Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, Satellite CD Radio, Inc. changed its name to CD Radio Inc., and Satellite CD Radio, Inc. was formed as a wholly owned subsidiary. On November 18, 1999, CD Radio Inc. changed its name to Sirius Satellite Radio Inc. On August 5, 2008, we changed our name from Sirius Satellite Radio Inc. to Sirius XM Radio Inc. XM Satellite Radio Holdings Inc., together with its subsidiaries, is operated as an unrestricted subsidiary under the agreements governing our existing indebtedness. As an unrestricted subsidiary, transactions between the companies are required to comply with various covenants in our respective debt instruments.

RISK FACTORS
          An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus before making an investment decision. Additional risks, as well as updates or changes to the risks described below, may be included in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
          Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 10, 2009, which is incorporated by reference into this prospectus and which you should carefully review and consider. Certain additional risks relating to XM Holdings and XM Inc. specifically are described under the heading “Risk Factors” in XM Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008, as amended by Amendment No. 1, filed with the SEC on April 29, 2008, and XM Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 12, 2008, each of which are incorporated by reference into this prospectus, and which you should carefully review and consider.
Risks Relating to Our Common Stock
The Price of our Common Stock Historically has been Volatile. This Volatility may Affect the Price at which you could Sell our Common Stock, and the Sale of Substantial Amounts of our Common Stock could Adversely Affect the Price of our Common Stock.
          The market price for our common stock has varied between a high closing sales price of $3.94 per share and a low closing sales price of $0.05 since October 1, 2007. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The price for our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in the risks related to our business and the business of XM Holdings; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; competitive developments; and capital commitments.
          In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.
          In addition, the broader stock market has recently experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.
          In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 6, 2009, we had outstanding approximately 3,855 million shares of common stock, options to purchase approximately 159 million shares of our common stock (of which approximately 119 million were exercisable as of that date at prices ranging from $0.49 to $30.50) and convertible notes convertible into approximately 112 million shares (at conversion prices ranging from $0.69 to $28.46). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

The Issuance and Sale of our Common Stock upon the Exchange, Conversion or Exercise of Outstanding Equity-Linked Securities may Cause Volatility in our Stock Price and will Dilute the Ownership Interest of Existing Stockholders.
          Although our diluted earnings per share calculation treats the stock options, restricted stock, restricted stock units, warrants, convertible and exchangeable notes and stock based awards under our stock incentive plan as if they were already exchanged or converted into our common stock, sales in the public market of our common stock issuable upon such exchange or conversion could adversely affect prevailing market prices of our common stock. Anticipated exchange or conversion of the equity-linked securities into shares of our common stock could depress the price of our common stock. In addition, the existence of the equity-linked securities may encourage short selling by market participants because the exchange or conversion of such securities could be used to satisfy short positions. Exchange or conversion of the outstanding equity-linked securities will dilute the ownership interests of existing stockholders.
          In addition, we have in the past, and may continue in the future to, issue shares of common stock in exchanges for certain of our outstanding debt securities pursuant to Section 3(a)(9) of the Securities Act. Sales in the public market of such shares of common stock could also adversely affect prevailing market prices of our common stock, and any such future shares will dilute the ownership interests of existing stockholders.
We have Never Paid Dividends and do not Anticipate Paying any Dividends on our Common Stock in the Future, so any Short-Term Return on your Investment will Depend on the Market Price of our Common Stock.
          We currently intend to retain any earnings to finance our operations and growth. In addition, the terms and conditions of certain of our and our subsidiaries’ debt instruments restrict and limit payments or distributions in respect of common stock.
Delaware Law and our Charter Documents may Impede or Discourage a Takeover, which could Cause the Market Price of Shares of our Common Stock to Decline.
          We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.
Liberty Media Corporation has significant influence over our business and affairs and its interests may differ from ours.
          Liberty Media Corporation holds preferred stock that is convertible into 40% of the issued and outstanding shares of our common stock. Pursuant to the terms of the preferred stock held by Liberty Media we cannot take certain actions, such as issue equity or debt securities, without the consent of Liberty Media. Additionally, upon expiration of the waiting period under Hart-Scott-Rodino Act, Liberty Media has the right to designate six members of our fifteen-member Board of Directors. We expect Liberty Media to designate these directors shortly. As a result, Liberty Media has significant influence over business and affairs. The interests of Liberty Media may differ from the interests of other holders of our common stock. The extent of Liberty Media’s stock ownership in us also may have the effect of discouraging offers to acquire control of us and may preclude holders of our common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of us.

RATIO OF EARNINGS TO FIXED CHARGES, COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
          The following table sets forth our ratios of (1) earnings to fixed charges and (2) earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	—	—
          The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes), fixed charges and amortization of capitalized interest, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest on debt and a portion of rentals determined to be representative of interest. The applicable ratio was less than 1.00 for all periods. For the years ended December 31, 2004, 2005, 2006, 2007 and 2008, our earnings were insufficient to cover our fixed charges by $696.3 million, $842.1 million, $1,090.9 million, $560.0 million, and $5,289.5 million, respectively. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by $696.3 million, $842.1 million, $1,090.9 million, $560.0 million and $5,289.5 million, respectively.
USE OF PROCEEDS
          Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from sales of our securities offered hereunder by us for working capital and for general corporate purposes. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities. We will not receive any proceeds from any sales of the Shares by the Selling Stockholders.
PRICE RANGE OF COMMON STOCK
          Our common stock is traded on the Nasdaq Global Select Market under the symbol “SIRI.” On March 6, 2009, the closing sales price for our common stock was $0.14 per share, as reported on the Nasdaq Global Select Market. The following table sets forth, for the periods indicated, the reported high and low sales price per share of our common stock on the Nasdaq Global Select Market:

	High	Low
2009
First Quarter (through March 6, 2009)	$0.23	$0.05
2008
Fourth Quarter	0.69	0.08
Third Quarter	2.75	0.57
Second Quarter	2.92	1.80
First Quarter	3.89	2.51
2007
Fourth Quarter	3.94	2.76
Third Quarter	3.59	2.71
Second Quarter	3.25	2.66
First Quarter	4.26	3.18
          As of March 6, 2009, there were approximately 850,000 holders of record of our common stock.

DIVIDEND POLICY
          We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors. A number of our current debt instruments contain, and future debt instruments may contain, provisions restricting our ability to pay dividends.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS
          The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.
          A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following;
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
          This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
          If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
          If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
          Dividends
          Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

          A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
          A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
          Gain on Disposition of Common Stock
          Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.
          An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
          We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
          Federal Estate Tax
          Common stock held by an individual non-U.S, holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
          Information Reporting and Backup Withholding
          We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
          A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

DESCRIPTION OF DEBT SECURITIES
          The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities that may be offered from time to time pursuant to this prospectus. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and the following description. The specific terms of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus. For purposes of this “Description of Debt Securities,” the term “Sirius” refers to our company but not any of its subsidiaries.
          Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and The Bank of New York Mellon, as trustee. Any senior subordinated securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and The Bank of New York Mellon, as trustee. Any subordinated debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and The Bank of New York Mellon, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture, the indenture relating to the senior subordinated debt securities as the senior subordinated indenture and to the indenture relating to any subordinated debt securities as the subordinated indenture.
          This summary of the terms and provisions of the debt securities and the indentures is not complete, and we refer you to the copies of the senior indenture, the subordinated indenture and the form of senior subordinated indenture, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.
General
          The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of senior subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness; pari passu with existing and future senior subordinated indebtedness; and senior to all existing and future subordinated indebtedness, in each case, to the extent and in the manner described in the senior subordinated indenture and any supplemental indenture relating to the senior subordinated debt securities. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinated indenture and any supplemental indenture relating to the subordinated debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.
          The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:
•	the title of the debt securities of the series and whether such series constitutes senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	any provision relating to the issuance of the debt securities at an original issue discount;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

•	the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including the method of perfecting the security interest and whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions in addition to those set forth herein with respect to senior subordinated debt securities or subordinated debt securities;

•	any listing of the debt securities on any securities exchange; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.
          We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material United States federal income tax consequences and any accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.
          If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.
Exchange, Registration, Transfer and Payment
          Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be issued in fully registered form and payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.
          Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.
          All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.
Redemption
          Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice mailed at least 30 days but not more than 60 days before the date fixed for redemption.
          In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.
Covenants
          The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.
Discharge and Defeasance
          We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.
          In addition, each indenture contains a provision that permits us to elect either:
•	to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding (“defeasance”); and/or

•	to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default (“covenant defeasance”).

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior, senior subordinated or subordinated debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.
          If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.
Events of Default
          The following events are defined in the indentures as “Events of Default” with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):
•	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	certain events of bankruptcy, insolvency or reorganization involving us; and

•	any other Event of Default provided with respect to debt securities of that series.
          If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.
          An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.
          Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.
          Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.
          The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.
Modification, Waiver and Meetings
          We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:
•	to evidence the succession of another person to us or any guarantor pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

•	to surrender any right or power conferred upon us or any guarantor by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

•	to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

•	to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

•	to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

•	to establish the form or terms of debt securities of any series;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

•	to make any change that does not adversely affect the rights of any holder.
          Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

•	change the optional redemption or repurchase provisions in a manner adverse to any holder; or

•	modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.
          The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.
          The indentures will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:
•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

•	the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided above) of such debt security); and

•	debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.
          In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.
Subordination
          Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness. Except as set forth in the applicable prospectus supplement, the senior subordinated indenture provides that the senior subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness; pari passu with existing and future senior subordinated indebtedness; and senior to all existing and future subordinated indebtedness.
          If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on senior subordinated debt securities or subordinated debt securities cease, is given to us by the holders of senior indebtedness, then unless and until (1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the senior subordinated debt securities or subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of senior subordinated debt securities or subordinated debt securities.
          Except as set forth in the applicable prospectus supplement, the senior subordinated indenture and the subordinated indenture provides that in the event of:
•	any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

•	any proceeding for the liquidation or dissolution of Sirius, all present and future senior indebtedness, including interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of senior subordinated debt securities or subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinated, at least to the extent provided in the subordination provisions of the senior subordinated indenture or the senior subordinated indenture, as applicable, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the “Discharge and Defeasance” above, which would otherwise but for the subordination provisions be payable or deliverable in respect of senior subordinated debt securities or subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of senior subordinated debt securities or subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by senior subordinated debt securities or subordinated debt securities by any act or failure to act on our part.
          The term “Senior Indebtedness” means:
          (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;
          (2) all our capital lease obligations;
          (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
          (4) all our obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
          (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and
          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for in all such cases (x) any such indebtedness that is by its terms subordinated to or pari passu with the senior subordinated debt securities or the subordinated debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a “Financing Entity”) in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the senior subordinated debt securities or the subordinated debt securities.
          Except as provided in the applicable prospectus supplement, neither the senior subordinated indenture nor the subordinated indenture for a series of senior subordinated debt or subordinated debt, as the case may be, limits the aggregate amount of senior indebtedness that may be issued by us.
          By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the senior subordinated debt securities and the subordinated debt securities. In addition, debt securities issued by us are structurally subordinated to all existing and future liabilities of our subsidiaries.
          A senior subordinated indenture or a subordinated indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the senior subordinated indenture or subordinated indenture, as the case may be.
          If this prospectus is being delivered in connection with the offering of a series of senior subordinated debt securities or subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.
Consolidation, Merger and Sale of Assets
          Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of our assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

(a)	either (1) we shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than us (the “Successor Company”), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

(b)	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

(c)	we shall have delivered to the trustee under each indenture an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.
          Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.
Notices
          Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.
Conversion or Exchange
          If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.
Title
          Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.
Replacement of Debt Securities
          Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

Governing Law
          The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
          We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to the series of debt securities.
          The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.
          The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK
     The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that may be offered from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws.
Authorized Capitalization
     As of the date of this prospectus, our capital structure consists of 8,000,000,000 authorized shares of common stock, par value $.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $.001 per share. As of March 6, 2009, an aggregate of 3,855,397,393 shares of our common stock, 24,808,959 shares of our Series A Preferred Stock, 1,000,000 shares of our Series B-1 Preferred Stock and 11,500,000 shares of our Series B-2 Preferred Stock were issued and outstanding.
Description of Common Stock
     Voting Rights
     General. Except as otherwise provided by law, as set forth in our amended and restated certificate of incorporation or as otherwise provided by any outstanding series of preferred stock, the holders of our common stock will have general voting power on all matters as a single class.
     Votes Per Share. On each matter to be voted on by the holders of our common stock, each outstanding share of common stock will be entitled to one vote per share.
     Cumulative Voting. Our stockholders are not entitled to cumulative voting of their shares in elections of directors.
     Liquidation Rights
     In the event of the voluntary or involuntary liquidation, dissolution or winding up of Sirius, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in any of our remaining assets on a pro rata basis.
     Dividends
     Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available.
     Preemptive Rights
     No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is The Bank of New York Mellon.
     Anti-takeover Provisions
     The Delaware General Corporation Law, which we refer to as the DGCL, and our amended and restated certificate of incorporation and bylaws contain provisions which could discourage or make more difficult a change in control without the support of our board of directors. A summary of these provisions follows.
     Notice Provisions Relating to Stockholder Proposals and Nominees
     Our bylaws contain provisions requiring stockholders to give advance written notice of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The notice must usually be given not less than 70 days and not more than 90 days before the first anniversary of the preceding year’s annual meeting. Under the amended and restated bylaws, a special meeting of stockholders may be called only by the Secretary or any other officer, whenever directed by not less than two members of the board of directors or by the chief executive officer.
     Business Combinations
     We are a Delaware corporation which is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.
     Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
     No Stockholder Rights Plan
     We currently do not have a stockholder rights plan.

Description of Preferred Stock
     Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, par value $.001 per share, in one or more series. As of March 6, 2009, 37,308,959 shares of our preferred stock were issued and outstanding, consisting of 24,808,959 shares of our Series A Preferred Stock, 1,000,000 shares of our Series B-1 Preferred Stock and 11,500,000 shares of our Series B-2 Preferred Stock.
     General Provisions Relating to Preferred Stock
     The following sets forth certain general terms that may apply to the shares of preferred stock that may be offered pursuant to this prospectus. Each series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.
     The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:
•	the designation of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

•	the place or places where dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends on the preferred stock will accumulate, if applicable;

•	the procedures for any auction and remarketing of the preferred stock;

•	the provision of a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

•	the voting rights, if any, of the preferred stock;

•	any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

•	a discussion of United States federal income tax considerations applicable to the preferred stock.
     The following sets forth certain specific terms relating to our issued and outstanding preferred stock.
     Series A Convertible Preferred Stock
     As of March 6, 2009, we had 24,808,959 shares of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) issued and outstanding. Each holder of Series A Preferred Stock may convert any whole number or all of such holder’s shares of Series A Preferred Stock into shares of our common stock at the rate of one share of common stock for each share of Series A Preferred Stock. Following a recapitalization, each share of Series A Preferred Stock shall be convertible into the kind and number of shares of stock or other securities or property of Sirius or otherwise to which the holder of such share of Series A Preferred Stock would have been entitled to receive if such holder had converted such share into common stock immediately prior to such recapitalization. Adjustments to the conversion rate shall similarly apply to each successive recapitalization.
     Except as set forth below, holders of Series A Preferred Stock are entitled to vote, together with the holders of the shares of our common stock (and any other class or series that may similarly be entitled to vote with the shares of our common stock) as a single class, upon all matters upon which holders of our common stock are entitled to vote, with each share of Series A Preferred Stock entitled to 1/5th of one vote on such matters. Moreover, so long as any shares of the Series A Preferred Stock are outstanding, we cannot, without first obtaining the approval by vote or written consent, in the manner provided by law, of a majority of the total number of shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, either (a) alter or change any or all of the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, or (b) increase or decrease the authorized number of shares of Series A Preferred Stock.
     The holders of Series A Preferred Stock receive dividends and distributions of Sirius ratably with the holders of shares of common stock.
     In the event of any liquidation, dissolution, winding up or insolvency of Sirius, the holders of Series A Preferred Stock are entitled to be paid first out of the assets of Sirius available for distribution to holders of capital stock of all classes (whether such assets are capital, surplus or earnings), an amount equal to $2.0706122 per share of Series A Preferred Stock, together with the amount of any accrued or capitalized dividends:
•	before any distribution or payment is made to any common stockholders or holders of any other class or series of capital stock of Sirius designated to be junior to the Series A Preferred Stock; and

•	subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to liquidation preferences.
     After payment in full of the liquidation preference to the holders of Series A Preferred Stock, holders of the Series A Preferred Stock have no right or claim to any of the remaining available assets.
     Series B-1 Convertible Perpetual Preferred Stock
     As of March 6, 2009, we had 1,000,000 shares of our Series B-1 Convertible Perpetual Preferred Stock (the “Series B-1 Preferred Stock”) issued and outstanding. Each holder of Series B-1 convertible perpetual preferred stock may convert any whole number or all of such holder’s shares of Series B-1 convertible perpetual preferred stock into shares of our common stock at the rate of 206.9581409 shares of common stock for each share of Series B-1 Preferred Stock. Following a recapitalization, each share of Series B-1 Preferred Stock shall be convertible into the kind and number of shares of stock or other securities or property of Sirius or otherwise to which the holder of such share of Series B-1 Preferred Stock would have been entitled to receive if such holder had converted such share into common stock immediately prior to such recapitalization. Adjustments to the conversion rate shall similarly apply to each successive recapitalization.

     Except as set forth below, holders of Series B-1 Preferred Stock are entitled to vote, together with the holders of the shares of our common stock (and any other class or series that may similarly be entitled to vote with the shares of our common stock) as a single class, upon all matters upon which holders of our common stock are entitled to vote, with each share of Series B-1 Preferred Stock entitled to a number of votes equal to the number of shares of our common stock into which each such share of Series B-1 Preferred Stock is then convertible. Moreover, so long as any shares of the Series B-1 Preferred Stock or Series B-2 Convertible Perpetual Non-Voting Preferred Stock (the “Series B-2 Preferred Stock”) are outstanding, we cannot, without first obtaining the approval by vote or written consent, in the manner provided by law, of 75% of the total number of shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock at the time outstanding, voting together as a separate class, increase or decrease the authorized number of shares of Series B-1 Preferred Stock.
     For so long as at least 6,250,000 aggregate shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock are outstanding, the consent of holders of a majority of the then outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock will be required for certain actions by Sirius, including (i) certain equity issuances, (ii) any consolidation or merger of Sirius or the sale of all or substantially all of our property, business or other assets or the sale of all or substantially all of the stock or assets of certain our subsidiaries, (iii) certain acquisitions or dispositions of assets other than in the ordinary course of business, (iv) certain sales or transfers of material subsidiaries, (v) incurrence of certain indebtedness, (vi) engaging in a different line of business and (vii) amending the certificate of incorporation or by-laws of Sirius in a manner that materially adversely affects the rights of the holders of the Series B-1 Preferred Stock.
     The holders of a majority of the then outstanding shares of Series B-1 Preferred Stock are entitled to appoint and elect up to six members to our board of directors, depending on the number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock outstanding. In addition, for so long as an aggregate of at least 3,000,000 shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock remain outstanding, the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock have the right, subject to compliance with applicable NASDAQ Marketplace Rules and SEC rules and regulations, to designate one director to sit on each committee of the Board of Directors.
     The holders of Series B-1 Preferred Stock receive dividends and distributions of Sirius ratably with the holders of shares of common stock, on an as-converted basis.
     The Series B-1 Preferred Stock will, with respect to dividend rights, rank on a parity with the common stock, the Series A Preferred Stock, the Series B-2 Preferred Stock and each other class or series of our equity securities of the terms of which do not expressly provide that it ranks senior to the Series B-1 Preferred Stock. The Series B-1 Preferred Stock will, with respect to rights on liquidation, winding-up and dissolution, rank (i) on a parity with the Series B-2 Preferred Stock and each other class or series of our equity securities the terms of which expressly provide that such class or series will rank on a parity with the Series B-1 Preferred Stock and (ii) senior to our common stock and the Series A Preferred Stock and each other class or series of capital stock outstanding or established the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock.
     In the event of any liquidation, dissolution, winding up or insolvency of Sirius, the holders of Series B-1 Preferred Stock are entitled to be paid out of the assets of Sirius available for distribution to holders of capital stock of all classes an amount equal to $0.001 per share of Series B-1 Preferred Stock, together with the amount of any accrued or capitalized dividends:
•	before any distribution or payment is made to any common stockholders or holders of any other class or series of capital stock of Sirius designated to be junior to the Series A Preferred Stock; and

•	subject to the liquidation rights and preferences of holders of any shares of our capital stock then outstanding ranking senior to the Series B-1 Preferred Stock with respect to liquidation preferences.

     Holders of the Series B-1 Preferred Stock shall not have any rights of preemption whatsoever as to any of our securities; provided, however, that the Investment Agreement, dated as of February 17, 2009, between Sirius and Liberty Radio LLC provides Liberty Radio LLC, as the initial holder of the Series B-1 Preferred Stock, with a participation right in the case of any issuance of new equity securities by Sirius, subject to and in accordance with the terms and conditions set forth therein.
     Series B-2 Convertible Perpetual Non-Voting Preferred Stock
     As of March 6, 2009, we had 11,500,000 shares of our Series B-2 Preferred Stock issued and outstanding. Each holder of Series B-2 Preferred Stock may convert, subject to certain regulatory approvals, if required, any whole number or all of such holder’s shares of Series B-2 Preferred Stock into (i) shares of our common stock at the rate of 206.9581409 shares of common stock for each share of Series B-2 Preferred Stock or (ii) one share of Series B-1 Preferred Stock for each share of Series B-2 Preferred Stock. Following a recapitalization, each share of Series B-2 Preferred Stock shall be convertible into the kind and number of shares of stock or other securities or property of Sirius or otherwise to which the holder of such share of Series B-1 Preferred Stock would have been entitled to receive if such holder had converted such share into common stock immediately prior to such recapitalization. Adjustments to the conversion rate shall similarly apply to each successive recapitalization.
     For so long as any shares of the Series B-1 Preferred Stock or Series B-2 Preferred Stock are outstanding, we cannot, without first obtaining the approval by vote or written consent, in the manner provided by law, of 75% of the total number of shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock at the time outstanding, voting together as a separate class, increase or decrease the authorized number of shares of Series B-2 Preferred Stock.
     Except as set forth below, the holders of Series B-2 Preferred Stock will not have any voting rights, including the right to elect any directors, except voting rights, if any, required by law.
     For so long as at least 6,250,000 aggregate shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock are outstanding, the consent of holders of a majority of the then outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock will be required for certain actions Sirius, including (i) certain equity issuances, (ii) any consolidation or merger of Sirius or the sale of all or substantially all of our property, business or other assets or the sale of all or substantially all of the stock or assets of certain our subsidiaries, (iii) certain acquisitions or dispositions of assets other than in the ordinary course of business, (iv) certain sales or transfers of material subsidiaries, (v) incurrence of certain indebtedness, (vi) engaging in a different line of business and (vii) amending the certificate of incorporation or by-laws of Sirius in a manner that materially adversely affects the rights of the holders of the Series B-1 Preferred Stock.
     The holders of Series B-2 Preferred Stock receive dividends and distributions of Sirius ratably with the holders of shares of common stock, on an as-converted basis.
     The Series B-2 Preferred Stock will, with respect to dividend rights, rank on a parity with the common stock, the Series A Preferred Stock, the Series B-1 perpetual preferred stock and each other class or series of our equity securities of the terms of which do not expressly provide that it ranks senior to the Series B-2 Preferred Stock. The Series B-2 Preferred Stock will, with respect to rights on liquidation, winding-up and dissolution, rank (i) on a parity with the Series B-1 Preferred Stock and each other class or series of our equity securities the terms of which expressly provide that such class or series will rank on a parity with the Series B-2 Preferred Stock and (ii) senior to our common stock and the Series A Preferred Stock and each other class or series of capital stock outstanding or established the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B-1 Preferred Stock.
     In the event of any liquidation, dissolution, winding up or insolvency of Sirius, the holders of Series B-2 Preferred Stock are entitled to be paid out of the assets of Sirius available for distribution to holders of capital stock of all classes an amount equal to $0.001 per share of Series B-2 Preferred Stock, together with the amount of any accrued or capitalized dividends:

•	before any distribution or payment is made to any common stockholders or holders of any other class or series of capital stock of Sirius designated to be junior to the Series A Preferred Stock; and

•	subject to the liquidation rights and preferences of holders of any shares of our capital stock then outstanding ranking senior to the Series B-2 Preferred Stock with respect to liquidation preferences.
     Holders of the Series B-2 Preferred Stock shall not have any rights of preemption whatsoever as to any of our securities; provided, however, that the Investment Agreement, dated as of February 17, 2009, between Sirius and Liberty Radio LLC provides Liberty Radio LLC, as the initial holder of the Series B-2 Preferred Stock, with a participation right in the case of any issuance of new equity securities by Sirius, subject to and in accordance with the terms and conditions set forth therein.

DESCRIPTION OF DEPOSITARY SHARES
     The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable depositary agreements, depositary shares and depositary receipts, which were or will be filed with the SEC at or before the issuance of any depositary shares. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.
General
     We may elect to have shares of our preferred stock represented by depositary shares. The shares of preferred stock of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of a share of a particular series of preferred stock represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).
     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.
     A holder of depositary shares will be entitled to receive the shares of preferred stock (but only in whole shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.
Dividends and Other Distributions
     The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.
     If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.
     The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.
Conversion and Exchange
     If any shares of any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares
     Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.
     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.
Voting
     Upon receipt of notice of any meeting at which the holders of the preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preferred stock) may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the shares of preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the shares of preferred stock.
Record Date
     Whenever
•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preferred stock; or

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any shares of preferred stock, the preferred stock depositary will in each instance fix a record date (which will be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts:
•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.
Amendment and Termination of the Deposit Agreement
     We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.
Charges of Preferred Stock Depositary
     We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.
Miscellaneous
     Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or share of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.
     The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS
     The following description of the terms of the warrants sets forth certain general terms that may apply to the warrants that we may offer. The particular terms of any warrants will be described in the applicable prospectus supplement accompanying this prospectus. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable warrant agreement, which was or will be filed with the SEC at or before the issuance of any warrants. The specific terms of warrants as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.
     We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a “warrant agreement”) to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.
Debt Warrants
     The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities (“debt warrants”) will describe the terms of the debt warrants, including the following:
•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.
Stock Warrants
     The prospectus supplement relating to a particular issue of warrants for the purchase of our common stock or preferred stock will describe the terms of the warrants, including the following:
•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of our common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of our common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.
Exercise of Warrants
     Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
     The following description of stock purchase contracts sets forth certain general terms of the stock purchase contracts that we may issue. The particular terms of any stock purchase contracts will be described in the prospectus supplement relating to the stock purchase contracts. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, the collateral arrangements and any depositary arrangements relating to such stock purchase contracts and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.
     We may issue stock purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of shares of our capital stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.
     The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either
•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations to purchase the shares of common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of common or preferred stock, depositary shares or any combination of such securities. The applicable prospectus supplement will describe:
•	the terms of the units and of the warrants, debt securities, common stock, depository shares and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

BOOK-ENTRY SECURITIES
     The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.
     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.
     Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.
     So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.
     Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

     If a depositary for a series of securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

SELLING STOCKHOLDERS
     The Shares being offered for sale under this prospectus were originally issued by us pursuant to the note purchase agreement, dated February 13, 2009, among us, XM Satellite Radio Holdings Inc., XM 1500 Eckington LLC, XM Investment LLC, and the Selling Stockholders.
     Pursuant to the note purchase agreement, XM Satellite Radio Holdings Inc. agreed to issue to certain holders of its outstanding 10% Convertible Notes due 2009 (the “old notes”), including the Selling Stockholders, $172,485,000 in aggregate principal amount of Senior PIK Secured Notes due 2011 (the “exchange notes”) in exchange for a like principal amount of old notes. The exchange notes are fully and unconditionally guaranteed by XM 1500 Eckington LLC and XM Investment LLC, our wholly-owned subsidiaries, and are secured by a lien on certain real and personal property held by such entities.
     In addition, we paid these holders of old notes a fee, per $1,000 aggregate principal amount of old notes exchanged, in the amount of either (1) 833 shares of our common stock or (2) $50 cash, at each Selling Stockholder’s election. We agreed pursuant to the note purchase agreement to file this prospectus to register the Shares for resale.
     The exchange notes and the Shares were issued in private placement transactions exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.
     The following table sets forth certain information on or around the date hereof concerning the Shares that may be offered from time to time by each Selling Stockholder pursuant to this prospectus. The information is based on information provided by or on behalf of the Selling Stockholders. Other than the transactions described above and except as set forth in the table below, none of the Selling Stockholders nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or XM Inc. (or our or XM Inc.’s predecessors or affiliates) during the past three years.

					Percentage of
				Number of Shares	Outstanding Shares
		Percentage of		of Common Stock	of Common Stock
	Shares of Common	Outstanding Shares		Beneficially Owned	Beneficially Owned
	Stock Beneficially	of Common Stock	Shares of Common	After Sale of All	After Sale of All
	Owned Prior to	Beneficially Owned	Stock that May be	Shares That May be	Shares That May be
Name	Offering	Prior to Offering (1)	Offered Hereby	Offered Hereby	Offered Hereby
Canyon Capital Arbitrage Master Fund, Ltd(2)	3,862,515	*	3,656,728	—	—
The Canyon Value Realization Fund (Cayman), Ltd(2)	4,695,057	*	4,304,755	—	—
Canyon Value Realization Mac 18 Ltd.(2)	394,330	*	366,444	—	—
Canyon Value Realization Fund, LP(3)	1,858,022	*	1,701,073	—	—
Goldman, Sachs & Co.(4)	48,817,807	1.27%	27,329,064	—	—

Total	59,627,731	1.55%	37,358,064	—	—

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 3,855,397,393 shares of common stock outstanding as of March 6, 2009.

(2)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd. and Canyon Value Realization Mac 18 Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd., The Canyon Value Realization Fund (Cayman), Ltd and Canyon Value Realization Mac 18 Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julia, and K. Robert Turner. Canyon Capital Arbitrage Master Fund, Ltd. and The Canyon Value Realization Fund (Cayman), Ltd. are Exempt Companies incorporated in the Cayman Islands with limited liability.

(3)	The general partner of Canyon Value Realization Fund, LP is Canpartners Investments III, L.P. and as such has the voting power (the general partner of Canpartners Investments Ill, L.P. is Canyon Capital Advisors LLC). Canyon Capital Advisors LLC is the investment advisor of Canyon Value Realization Fund, L.P. and as such, has the power to direct investments by Canyon Value Realization Fund, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner. Canyon Value Realization Fund, L.P. is a limited partnership formed in Delaware.

(4)	Goldman, Sachs & Co. is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

PLAN OF DISTRIBUTION
Offerings by Us
Each prospectus supplement will describe:
•	the method of distribution of the securities offered thereby;

•	the purchase price and the proceeds we will receive from the sale; and

•	any securities exchanges on which the securities of such series may be listed.
     We may sell the securities offered in this prospectus (other than the Shares) in any of, or any combination of, the following ways:
•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.
     We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.
     If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.
     Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act.
     The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.
     The applicable prospectus supplement will also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Offerings by the Selling Stockholders
     The Selling Stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the Shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Selling Stockholders or the purchasers of the Shares. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Notwithstanding the foregoing, in no event will the method of distribution take the form of an underwritten offering of the Shares without our prior agreement.
     The Shares may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These prices will be determined by the Selling Stockholders or by agreement between such Selling Stockholders and underwriters, broker-dealers or agents. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts, commissions and concessions, if any. Each of the Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from the offering of the Shares.
     The sales of Shares described above may be effected in transactions:
•	on any national securities exchange or quotation service on which the Shares may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with the sale of any Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver such Shares to close out their short positions, or loan or pledge such Shares to broker-dealers that in turn may sell such securities.
     In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The Selling Stockholders have acknowledged that they understand their obligation to comply, and they have agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, particularly Regulation M. The Selling Stockholders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.
     To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of the Shares. Selling Stockholders may ultimately not sell all, and conceivably may not sell any, of the Shares offered by them under this prospectus. In addition, we cannot assure you that a Selling Stockholder will not transfer, devise or gift the Shares by other means not described in this prospectus. Furthermore, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
     To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post effective amendment to the registration statement to which this prospectus relates.
     We have agreed, among other things, to pay certain expenses of the registration statement to which this prospectus relates. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Selling Stockholders may be required to make because of any of those liabilities.

LEGAL MATTERS
     Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.
EXPERTS
     The consolidated financial statements and financial schedule of Sirius XM Radio Inc. and subsidiaries as of December 31, 2008, and for the year ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements and financial schedule of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.) and subsidiaries as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements and financial schedule of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated February 28, 2008 refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” in this prospectus other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
     1. Our Annual Report on Form 10-K for the year ended December 31, 2008.
     2. Our Current Reports on Form 8-K dated January 5, 2009, January 14, 2009, February 17, 2009 (two Form 8-K filings), March 2, 2009 and March 6, 2009.
     3. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.
     In addition, we incorporate by reference the documents listed below and any future filings made by XM Holdings and XM with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
     1. XM’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 filed on April 29, 2008.
     2. XM’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

     3. XM’s Current Reports on form 8-K filed on January 7, 2008, February 7, 2008, February 29, 2008, May 21, 2008, June 26, 2008, July 17, 2008, July 21, 2008 (Item 8.01), July 28, 2008 (Item 8.01), July 30, 2008, August 6, 2008 and August 11, 2008.
     We have filed each of these documents with the SEC and they are available from the SEC’s internet site and public reference rooms described under “Where you may find additional information about us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius XM Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
(212) 584-5100
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.
WHERE YOU CAN FIND MORE INFORMATION
     We and XM file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our and XM SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

PROSPECTUS

      , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses payable by the registrant in connection with the distribution of the securities being registered hereby. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by the registrant.

SEC Registration Fee		$39,334
Trustee’s Fees and Expenses*		*
Printing and Engraving Expenses*		*
Legal Fees and Expenses*		*
Accounting Fees and Expenses*		*
Rating Agency Fees*		*
Blue Sky Fees and Expenses*		*
FINRA Filing Fees*		*
Listing Fees*		*
Miscellaneous Expenses*		*

Total	$	*

*	The applicable prospectus supplement will set forth the estimated amount of such expenses payable in respect of any offering of securities.
Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.
     Our Amended and Restated Certificate of Incorporation provides that we shall, to the full extent permitted by law, indemnify any of our past and present directors, officers, employees or any person that is or was serving at our request as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and may be paid by such registrant in advance of the final disposition of such action, suit or proceeding. In addition, our Amended and Restated Certificate of Incorporation provides that we may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.
     As permitted by Section 102(b)(7) of the DGCL, the certificate of incorporation of Sirius provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:
     (i) for any breach of the director’s duty of loyalty to such registrant or its stockholders;
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) for the unlawful payment of dividends on or redemption of such registrant’s capital stock; or
     (iv) for any transaction from which the director derived an improper personal benefit.
     We have obtained policies insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.
Item 16. Exhibits.

Exhibit
Number	Description

1.1	Form of underwriting agreement for debt securities*

1.2	Form of underwriting agreement for preferred stock and depository shares*

1.3	Form of underwriting agreement for common stock*

1.4	Form of underwriting agreement for stock purchase contracts and units*

1.5	Form of underwriting agreement for warrants*

2.1	Agreement and Plan of Merger, dated as of February 19, 2007, by and among Sirius Satellite Radio Inc., Vernon Merger Corporation and XM Satellite Radio Holdings Inc. (incorporated by reference to Exhibit 2.1 of Sirius Satellite Radio Inc.’s Current Report on Form 8-K filed on February 21, 2007).

4.1	Form of certificate for shares of Common Stock of Sirius XM Radio Inc. (incorporated by reference to Exhibit 4.3 to Sirius XM Radio Inc.’s Registration Statement on Form S-1 (File No. 33-74782)).

4.2	Sirius XM Radio Inc. Subordinated Indenture (incorporated by reference to Exhibit 4.6.2 to Sirius XM Radio Inc.’s Registration Statement on Form S-3 (File No. 333-86003)).

4.3	Sirius XM Radio Inc. Senior Indenture (incorporated by reference to Exhibit 99.2 to Sirius XM Radio Inc.’s Current Report on Form 8-K dated May 30, 2003).

4.4	Form of Senior Subordinated Indenture (incorporated by reference to Exhibit 4.29 to Sirius XM Radio Inc.’s Registration Statement on Form S-3 (File No. 333-127169)).

4.5	Form of Warrant Agreement*

4.6	Form of Warrant Certificate*

4.7	Form of Unit Agreement*

4.8	Form of Unit*

4.9	Form of Stock Purchase Contract Agreement*

4.9	Form of Stock Purchase Contract*

4.10	Form of Deposit Agreement for Depositary Shares*

4.11	Form of Depositary Receipt*

Exhibit
Number	Description

5.1	Opinion of Simpson Thacher & Bartlett LLP**

12.1	Computation of Ratio of Earnings to Fixed Charges**

23.1	Consent of Independent Registered Public Accounting Firm**

23.2	Consent of Independent Registered Public Accounting Firm**

23.3	Consent of Independent Registered Public Accounting Firm**

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)**

24.1	Powers of Attorney (included on signature pages)**

25.1	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Senior Debt Securities**

25.2	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Senior Subordinated Debt Securities **

25.3	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Subordinated Debt Securities **

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.
Item 17. Undertakings.
     A. The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offer.
     4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Sirius XM Radio Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on March 12, 2009.

SIRIUS XM RADIO INC.

By:	/s/ David J. Frear
Name: David J. Frear
Title: Executive Vice President and Chief Financial Officer
(principal financial officer)

POWER OF ATTORNEY
     We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Patrick L. Donnelly and Ruth A. Ziegler, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board of Directors and	March 12, 2009
Director
/s/ Gary M. Parsons
(Gary M. Parsons)

	Chief Executive Officer and Director	March 12, 2009
(Principal Executive Officer)
/s/ Mel Karmazin
(Mel Karmazin)

	Executive Vice President and Chief	March 12, 2009
Financial Officer
/s/ David J. Frear	(Principal Financial Officer)
(David J. Frear)

	Senior Vice President and Corporate	March 12, 2009
Controller
/s/ Adrienne E. Calderone	(Principal Accounting Officer)
(Adrienne E. Calderone)

	Director	March 12, 2009
/s/ Joan L. Amble
(Joan L. Amble)

	Director	March 12, 2009
/s/ Leon D. Black
(Leon D. Black)

	Director	March 12, 2009
/s/ Lawrence F. Gilberti
(Lawrence F. Gilberti)

	Director	March 12, 2009
/s/ Eddy W. Hartenstein
(Eddy W. Hartenstein)

Signature	Title	Date

	Director	March 12, 2009
/s/ James P. Holden
(James P. Holden)

	Director	March 12, 2009
/s/ Chester A. Huber
(Chester A. Huber)

	Director	March 12, 2009
/s/ John W. Mendel
(John W. Mendel)

	Director	March 12, 2009
/s/ James F. Mooney
(James F. Mooney)

	Director	March 12, 2009

(Jack Shaw)

	Director	March 12, 2009
/s/ Jeffrey D. Zients
(Jeffrey D. Zients)

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Form of underwriting agreement for debt securities*

1.2	Form of underwriting agreement for preferred stock and depository shares*

1.3	Form of underwriting agreement for common stock*

1.4	Form of underwriting agreement for stock purchase contracts and units*

1.5	Form of underwriting agreement for warrants*

2.1	Agreement and Plan of Merger, dated as of February 19, 2007, by and among Sirius Satellite Radio Inc., Vernon Merger Corporation and XM Satellite Radio Holdings Inc. (incorporated by reference to Exhibit 2.1 of Sirius Satellite Radio Inc.’s Current Report on Form 8-K filed on February 21, 2007).

4.1	Form of certificate for shares of Common Stock of Sirius XM Radio Inc. (incorporated by reference to Exhibit 4.3 to Sirius XM Radio Inc.’s Registration Statement on Form S-1 (File No. 33-74782)).

4.2	Sirius XM Radio Inc. Subordinated Indenture (incorporated by reference to Exhibit 4.6.2 to Sirius XM Radio Inc.’s Registration Statement on Form S-3 (File No. 333-86003)).

4.3	Sirius XM Radio Inc. Senior Indenture (incorporated by reference to Exhibit 99.2 to Sirius XM Radio Inc.’s Current Report on Form 8-K dated May 30, 2003).

4.4	Form of Senior Subordinated Indenture (incorporated by reference to Exhibit 4.29 to Sirius XM Radio Inc.’s Registration Statement on Form S-3 (File No. 333-127169)).

4.5	Form of Warrant Agreement*

4.6	Form of Warrant Certificate*

4.7	Form of Unit Agreement*

4.8	Form of Unit*

4.9	Form of Stock Purchase Contract Agreement*

4.9	Form of Stock Purchase Contract*

4.10	Form of Deposit Agreement for Depositary Shares*

4.11	Form of Depositary Receipt*

5.1	Opinion of Simpson Thacher & Bartlett LLP**

12.1	Computation of Ratio of Earnings to Fixed Charges**

23.1	Consent of Independent Registered Public Accounting Firm**

23.2	Consent of Independent Registered Public Accounting Firm**

23.3	Consent of Independent Registered Public Accounting Firm**

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)**

Exhibit
Number	Description

24.1	Powers of Attorney (included on signature pages)**

25.1	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Senior Debt Securities**

25.2	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Senior Subordinated Debt Securities **

25.3	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939 for the Subordinated Debt Securities **

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.